Exhibit 99.1

Nov 9, 2017

USA Technologies Completes Acquisition of Cantaloupe Systems

MALVERN, Pa.--(BUSINESS WIRE)-- USA Technologies, Inc. (NASDAQ:USAT) ("USAT"), a premier payment technology service provider of integrated cashless and mobile transactions in the self-service retail market, today announced the completion of its previously announced acquisition of Cantaloupe Systems, Inc. ("Cantaloupe"), a premier provider of cloud and mobile solutions for vending, micro markets, and office coffee service, in a transaction valued at approximately $85 million. USAT paid $65 million in cash and issued shares of USAT common stock valued pursuant to the merger agreement at $19.81 million. USAT also assumed $1.8 million of Cantaloupe's notes payable. USA Technologies funded the transaction with cash on hand from the recent public offering which closed in July 2017, and through a new $37.5 million credit facility with JP Morgan Chase Bank, N.A. Cantaloupe is now a wholly-owned subsidiary of USAT and will continue to operate from its San Francisco, California office.

About USA Technologies

USA Technologies, Inc. is a premier payment technology service provider of integrated cashless and mobile transactions in the self-service retail market. The company also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G-series, ePort® Connect, ePort® Interactive, QuickConnect, an API Web service for developers, and MORE., a customizable loyalty program. USA Technologies has 76 United States and foreign patents in force; and has agreements with Verizon, Visa, Chase Paymentech and customers such as Compass, AMI Entertainment and others. For more information, please visit the website at www.usatech.com.

F-USAT

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Source: USA Technologies, Inc.

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